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                                  Exhibit 99.3

[LOGO HERE]                                                Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                        Telefax:  (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

              Terra Industries restarts idled North American plants

Sioux City, Iowa (March 13, 2003)--Terra Industries Inc. (NYSE symbol: TRA) announced today that due to recent natural gas price decreases and nitrogen products and methanol market improvements, it is resuming production at its Blytheville, Ark., and Woodward, Okla., facilities and increasing production rates at some of its other North American facilities. At current prices, Terra expects to operate all of its North American plants near capacity.

As previously reported, Terra ceased production in the last week of February 2003 at its Blytheville and Woodward facilities due to high natural gas prices. In addition, Terra reduced ammonia and methanol production rates at its other North American facilities.

Michael L. Bennett, Terra's President and Chief Executive Officer, said, "Restarting the Blytheville and Woodward facilities and increasing production at other facilities will permit us to meet customer demand during the balance of the fertilizer year. While the production curtailments and sharply higher natural gas costs during the first half of March will adversely affect our first quarter results, we are pleased that those curtailments were short-lived and did not significantly impair our financial condition or negatively impact our ability to supply any products to our customers."

Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

Information contained in this news release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Results" section of Terra's current annual report.

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Note: Terra Industries' news announcements are also available on its web site,
      www.terraindustries.com.